UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2024

Hibbett, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-20969	20-8159608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 Milan Court
Birmingham, Alabama 35211
(Address of principal executive offices)

(205) 942-4292
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	HIBB	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition.

On June 5, 2024, Hibbett, Inc. (the "Company") issued a press release (the "Press Release") providing results for the 13-weeks ended May 4, 2024. A copy of the Press Release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 2.02.

Item 8.01.	Other Events.

The information contained in Item 2.02 is incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press Release dated June 5, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 5, 2024	HIBBETT, INC.

	By:	/s/ Robert J. Volke
Robert J. Volke
Senior Vice President and Chief Financial Officer

Exhibit 99.1

Contact:	Robert Volke - SVP, Chief Financial Officer
Gavin Bell - VP, Finance & Investor Relations
205-944-1312

HIBBETT REPORTS FIRST QUARTER FISCAL 2025 RESULTS

•	Q1 Diluted EPS of $2.67 Versus $2.74 Prior Year
•	Q1 Comparable Sales Decrease 5.8%; Net Sales Down 1.8% Versus Prior Year

BIRMINGHAM, Ala. (June 5, 2024) - Hibbett, Inc. (“Hibbett”) (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, today provided financial results for its first quarter ended May 4, 2024, and business updates.

Mike Longo, President and Chief Executive Officer, stated, “Our sales and diluted earnings per share for the first quarter of Fiscal 2025 were in line with our expectations in a very challenging athletic footwear and apparel retail market. Despite these challenges, we continue to execute our long-term strategy, establishing Hibbett and City Gear stores as preferred shopping destinations for the compelling product assortment we offer to underserved communities across the country.

“Our previously announced agreement to be acquired by JD Sports is a true testament to all that our Hibbett and City Gear teams have built over the years and reinforces the strength of our brands, our close relationships with our vendor partners, and our team of dedicated associates across the country. We are excited to begin our new chapter with JD Sports,” Mr. Longo concluded.

First Quarter Results

Net sales for the 13-weeks ended May 4, 2024, decreased 1.8% to $447.2 million compared with $455.5 million for the 13-weeks ended April 29, 2023. Comparable sales decreased 5.8% versus the prior-year period. Brick and mortar comparable sales declined 5.8% while e-commerce sales also decreased 5.8% on a year-over-year basis. E-commerce represented 13.4% of total net sales for the 13-weeks ended May 4, 2024, compared to 13.7% in the 13-weeks ended April 29, 2023.

Gross margin was 35.8% of net sales for the 13-weeks ended May 4, 2024, compared with 33.7% of net sales for the 13-weeks ended April 29, 2023. The approximate 210-basis-point increase was driven primarily by higher average product margin, which was approximately 195 basis points favorable to the prior-year period. The improved product margin was the result of a lower promotional and clearance environment. The slight year-over-year sales decline coupled with a higher store count resulted in deleverage of store occupancy costs of approximately 60 basis points. Other favorable gross margin impacts as a percent of net sales included freight and shipping costs of approximately 50 basis points, logistics expenses of approximately 15 basis points and an approximate 10-basis-point improvement in shrink.

Store operating, selling and administrative (“SG&A”) expenses were 23.7% of net sales for the 13-weeks ended May 4, 2024, compared with 21.1% of net sales for the 13-weeks ended April 29, 2023. The increase of approximately 260 basis points is primarily the result of inflation on wages, benefits and goods and services plus deleverage from the lower year-over-year sales volume. In addition, SG&A expense for the current quarter includes approximately $2.6 million of non-recurring professional fees associated with the pending JD Sports transaction.

Net income for the 13-weeks ended May 4, 2024, was $32.5 million, or $2.67 per diluted share, compared with net income of $35.9 million, or $2.74 per diluted share, for the 13-weeks ended April 29, 2023.

For the 13-weeks ended May 4, 2024, we opened six stores and closed six stores, leaving the store base unchanged from the prior quarter at 1,169 in 36 states.

As of May 4, 2024, we had $28.7 million of available cash and cash equivalents on our unaudited condensed consolidated balance sheet and $7.5 million of debt outstanding on our $160.0 million unsecured line of credit. Inventory as of May 4, 2024, was $371.3 million, a 15.2% decrease compared to the prior-year first quarter and up 7.8% from the beginning of the fiscal year.

During the 13-weeks ended May 4, 2024, we did not repurchase shares of common stock under our Stock Repurchase Program (the “Repurchase Program”). We paid a quarterly dividend equal to $0.25 per outstanding common share that resulted in a cash outlay of $2.9 million. As previously disclosed, per terms of the merger agreement with JD Sports, we have suspended the Repurchase Program and payment of future dividends through the closing of the transaction.

Transaction with JD Sports Fashion plc

On April 23, 2024, Hibbett entered into a definitive agreement to be acquired by a subsidiary of JD Sports Fashion plc (“JD Sports”). Under the terms of the agreement, Hibbett stockholders will receive $87.50 in cash per share at closing. The transaction with JD Sports is expected to create immediate, certain and substantial value for Hibbett stockholders while ensuring that Hibbett’s brands are well-positioned to continue to serve the customers and communities that have always been the central focus of Hibbett’s business. As previously disclosed, the transaction is expected to close in the second half of 2024, subject to Hibbett stockholder approval, receipt of required regulatory approvals, and the satisfaction of other customary conditions to closing. The transaction is not subject to a financing condition. Following the closing of the transaction, Hibbett will join JD Sports, a leading global omnichannel retailer of sports fashion brands, and will cease to be a publicly traded company.

In light of the pending transaction with JD Sports, Hibbett will not be hosting an earnings conference call to discuss its results for the first quarter ended May 4, 2024, and will not be providing or updating previously issued financial guidance.

About Hibbett, Inc.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,169 Hibbett, City Gear and Sports Additions specialty stores located in 36 states nationwide as of May 4, 2024. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram and Twitter.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which include all statements that do not related solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “ongoing,” “outlook,” “should,” “seek,” “target,” “will,” “would,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, Hibbett. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: the risk that the proposed transaction with JD Sports may not be completed in a timely manner or at all, which may adversely affect Hibbett’s business and the price of Hibbett’s common stock; the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by Hibbett’s stockholders and receipt of required regulatory approvals; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, including in circumstances requiring Hibbett to pay a termination fee; the effect of the announcement or pendency of the proposed transaction on Hibbett’s business relationships, operating results and business generally; risks that the proposed transaction disrupts Hibbett’s current plans and operations; Hibbett’s ability to retain and hire key personnel in light of the proposed transaction; risks related to diverting management’s attention from Hibbett’s ongoing business operations; unexpected costs, charges or expenses resulting from the proposed transaction; potential litigation relating to the transaction that could be instituted against JD Sports, Hibbett or their or their affiliates’ respective directors, managers or officers, including the effects of any outcomes related thereto; continued availability of capital and financing and rating agency actions; certain restrictions during the pendency of the transaction that may impact Hibbett’s ability to pursue certain business opportunities or strategic transactions; unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war, hostilities, epidemics or pandemics, as well as management’s response to any of the aforementioned factors; changes in general economic or market conditions that could affect overall consumer spending or Hibbett’s industry, including the possible effects of inflation and higher interest rates; changes to the financial health of Hibbett’s customers; Hibbett’s ability to successfully execute our long-term strategies; Hibbett’s ability to effectively drive operational efficiency in our business; the potential impact of new trade, tariff and tax regulations on our profitability; Hibbett’s ability to effectively develop and launch new, innovative and updated products; Hibbett’s ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; future reliability of, and cost associated with, disruptions in the global supply chain including increased freight and transportation costs, and the potential impacts on our domestic and international sources of product; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; the impact of public health crises or other significant or catastrophic events such as extreme weather, natural disasters or climate change; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt level or changes in fiscal, monetary or regulatory policy; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; labor availability and wage pressures; Hibbett’s ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; Hibbett’s ability to successfully manage or realize expected results from acquisitions, other significant investments or capital expenditures; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; risks related to data security or privacy breaches; Hibbett’s ability to raise additional capital required to grow our business on terms acceptable to us; Hibbett’s potential exposure to litigation and other proceedings; Hibbett’s ability to attract key talent and retain the services of our senior management and key employees; other risks and uncertainties described in Hibbett’s filings with the SEC, such risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of Hibbett’s Annual Report on Form 10-K filed with the SEC on March 25, 2024, as amended by Hibbett’s Annual Report on Form 10-K/A filed on May 29, 2024, and subsequent filings; and those risks and uncertainties that are described in the preliminary proxy statement on Schedule 14A filed with the SEC on May 30, 2024, or that will be described in the definitive proxy statement that will be filed with the SEC (if and when it becomes available from the sources indicated below). While the list of risks and uncertainties presented here is considered representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the transaction and/or Hibbett’s consolidated financial condition, results of operations, credit rating or liquidity. Readers are cautioned not to place undue reliance on these forward-looking statements.

These forward-looking statements are based on our expectations and judgments as of the date of this press release and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. Any changes in such assumptions or factors could produce significantly different results. Hibbett undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

Important Additional Information and Where to Find It

In connection with the transaction, Hibbett filed a preliminary proxy statement on Schedule 14A with the SEC on May 30, 2024. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, COMPANY STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, INCLUDING THE DEFINITIVE PROXY STATEMENT (IF AND WHEN IT BECOMES AVAILABLE), THAT ARE FILED OR WILL BE FILED WITH THE SEC (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. The definitive proxy statement (if and when it becomes available) will be mailed to stockholders of Hibbett. Stockholders will be able to obtain the documents (when they become available) free of charge at the SEC’s website, http://www.sec.gov. In addition, stockholders may obtain free copies of the documents (if and when they become available) on Hibbett’s website, https://investors.hibbett.com.

Participants in the Solicitation

Hibbett and certain of its directors, executive officers and other employees, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of Hibbett’s stockholders in connection with the transaction. Information about Hibbett’s directors and executive officers is available in Hibbett’s Annual Report on Form 10-K filed with the SEC on March 25, 2024, as amended by Amendment No. 1 thereto on Form 10-K/A filed with the SEC on May 29, 2024. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction and their respective direct and indirect interests in the transaction, by security holdings or otherwise, are included in the preliminary proxy statement filed with the SEC on May 30, 2024 and will be included in the definitive proxy statement and other materials to be filed with the SEC in connection with the transaction (if and when they become available). Free copies of these documents may be obtained as described in the preceding paragraph.

HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	13-Weeks Ended
	May 4, 2024		April 29, 2023
		% to Sales		% to Sales
Net sales	$447,163		$455,497
Cost of goods sold	286,957	64.2%	301,877	66.3%
Gross margin	160,206	35.8%	153,620	33.7%
Store operating, selling and administrative expenses	105,927	23.7%	96,014	21.1%
Depreciation and amortization	12,973	2.9%	11,693	2.6%
Operating income	41,306	9.2%	45,913	10.1%
Interest expense, net	231	0.1%	1,327	0.3%
Income before provision for income taxes	41,075	9.2%	44,586	9.8%
Provision for income taxes	8,575	1.9%	8,711	1.9%
Net income	$32,500	7.3%	$35,875	7.9%

Basic earnings per share	$2.73		$2.80
Diluted earnings per share	$2.67		$2.74

Weighted average shares:
Basic	11,909		12,791
Diluted	12,153		13,111

Percentages may not foot due to rounding.

HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	May 4, 2024	February 3, 2024	April 29, 2023
ASSETS
Current assets:
Cash and cash equivalents	$28,681	$21,230	$26,926
Receivables, net	16,970	16,743	12,582
Inventories, net	371,259	344,294	437,957
Other current assets	19,213	24,448	13,662
Total current assets	436,123	406,715	491,127

Property and equipment, net	182,391	183,949	175,285
Operating right-of-use assets	277,122	280,755	262,999
Finance right-of-use assets, net	1,696	1,837	1,913
Tradename intangible asset	23,500	23,500	23,500
Deferred income taxes, net	2,874	3,024	2,744
Other assets, net	11,625	9,442	7,777
Total assets	$935,331	$909,222	$965,345

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$128,069	$96,431	$131,437
Operating lease obligations	71,666	71,448	73,142
Credit facility	7,545	45,296	103,577
Finance lease obligations	534	538	929
Accrued payroll expense	14,656	8,488	7,707
Other accrued expenses	14,452	14,013	14,183
Total current liabilities	236,922	236,214	330,975
Operating lease obligations	242,231	245,649	228,645
Finance lease obligations	1,287	1,423	1,116
Other liabilities	7,638	6,911	5,594
Stockholders’ investment	447,253	419,025	399,015
Total liabilities and stockholders’ investment	$935,331	$909,222	$965,345

HIBBETT, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	13-Weeks Ended
	May 4, 2024	April 29, 2023
Sales Information
Net sales (decrease) increase	(1.8)%	7.4%
Comparable store sales (decrease) increase	(5.8)%	4.1%

Store Count Information
Beginning of period	1,169	1,133
New stores opened	6	12
Rebranded stores	—	—
Stores closed	(6)	(2)
End of period	1,169	1,143

Estimated square footage at end of period (in thousands)	6,637	6,485

Balance Sheet Information
Average inventory per store	$317,587	$383,164

Share Repurchase Information
Shares purchased under our Repurchase Program	—	159,592
Cost (in thousands)	$—	$10,199
Settlement of net share equity awards	59,490	47,177
Cost (in thousands)	$4,270	$2,833

Dividend Information
Number of declarations	1	1
Cash paid (in thousands)	$2,949	$3,173
Total paid per share	$0.25	$0.25